EXHIBIT 24(a)

                        CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Culp, Inc.:

We consent to incorporation by reference in the registration statement numbers 33-13310, 33-37027, 33-80206 and 33-62843 on Form S-8 of Culp, Inc.
of our report dated May 29, 1996, relating to the consolidated balance sheets of Culp, Inc. and subsidiary as of April 28, 1996 and April 30, 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended April 28, 1996, which report is incorporated by reference in the April 28, 1996 annual report on Form 10-K of Culp, Inc.





                                                      KPMG PEAT MARWICK LLP

Greensboro, North Carolina
July 24, 1996